Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

James M. Walker

Vice President, Chief Financial Officer and Chief Operating Officer

AlphaSmart, Inc.

(408) 355-1029

IR@alphasmart.com

AlphaSmart Announces Preliminary Results

For Fourth Quarter and Fiscal Year 2004

Los Gatos, Calif. – January 25, 2005 – AlphaSmart, Inc. (Nasdaq: ALSM) today announced its preliminary expectations of operating results for the fourth quarter and fiscal year ended December 31, 2004.

For the fourth quarter of 2004, AlphaSmart expects to report net revenue of approximately $6.7 million to $6.9 million. The company anticipates taking charges of approximately $160,000 for restructuring costs, approximately $100,000 for legal costs related to litigation, and approximately $115,000 due to a change in forecasted volume related to product royalties under its license agreement with PalmSource, Inc. (Nasdaq:PSRC) for the Palm OS operating system. In the aggregate, these anticipated charges are expected to account for approximately $0.02 per share on a fully diluted basis.

Including the aggregate effect of the anticipated charges, AlphaSmart expects a net loss for the fourth quarter of approximately $0.02 to $0.03 per share on a fully diluted basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP).

For the full fiscal year 2004, AlphaSmart anticipates net revenue of approximately $35.3 million to $35.5 million and net income of approximately $0.14 to $0.15 per share on a fully diluted basis. The expected net income includes the effect of the anticipated charges totaling approximately $375,000 for the fourth quarter and $588,000 in interest and a redemption premium paid on mandatorily redeemable preferred stock in the first quarter. In the aggregate, these anticipated and actual items are expected to account for approximately $0.06 per share on a fully diluted basis.

AlphaSmart’s anticipated results for the fourth quarter and full year are preliminary and subject to change as a result of final review by management and independent auditors and closing adjustments for the quarter and fiscal year. AlphaSmart plans to report final year-end results after the close of the financial markets on February 8, 2005.

Quarterly Teleconference and Webcast

AlphaSmart management plans to conduct its regular quarterly teleconference following the release of final fourth quarter and full year results on February 8. This call will be webcast live for all investors and archived on the company’s website. Details for accessing the webcast are as follows:

AlphaSmart 4Q/FY04 Results Teleconference

February 8, 2005

2:00 p.m. PST / 5:00 p.m. EST

Go to the Investor Relations page of the AlphaSmart website at www.alphasmart.com/ir/, and click on the webcast icon. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. In addition to the webcast replay, a phone replay will be available for seven days after the live call at (719) 457-0820, code #2815545.

AlphaSmart intends to discuss financial and other statistical information on this teleconference. This information will also be available on the company’s website at www.alphasmart.com/ir/, either in this news release, in the news release on final results for the fourth quarter and fiscal year, or in the live and archived webcasts described above.

AlphaSmart, Inc.

AlphaSmart, Inc. is a provider of affordable, portable personal learning solutions for the K-12 classroom. Its portable computer-companion products are used by students to enhance writing, keyboarding and comprehension, and have been adopted by more than 8,000 school districts in the United States and other countries. Based in Los Gatos, California, the company was founded in 1992 by former Apple Computer engineers.

Forward-Looking Statements Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding AlphaSmart’s expected net revenue, charges and net income per share on a fully diluted basis for fourth quarter and fiscal year 2004. AlphaSmart’s expectations and beliefs regarding these matters are subject to change as a result of final review and closing adjustments by AlphaSmart’s management and registered public accountants. The forward-looking statements contained in this press release may also be subject to other risks and uncertainties, including those more fully described in AlphaSmart’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q related to the three-month period ended September 30, 2004. AlphaSmart does not undertake to update any forward-looking statements.

Note: AlphaSmart is a registered trademark of AlphaSmart, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

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